UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 22, 2015 (May 20, 2015)

TCP CAPITAL CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	814-00899	56-2594706
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2951 28th Street, Suite 1000
Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 566-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At 9:00 a.m. (Pacific Time) on May 20, 2015, TCP Capital Corp. (“TCPC”) held its 2015 Annual Meeting of Stockholders at DoubleTree Suites, 1707 Fourth Street, Santa Monica, California 90401-3310 (the “Meeting”). At the Meeting, TCPC’s common stockholders voted on two proposals, both of which were approved. The proposals are described in detail in TCPC’s definitive proxy statement for the Meeting as filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2015. As of March 23, 2015, the record date, TCPC had 48,710,627 shares of common stock outstanding, which included 9,004,514 shares owned by affiliates. The final voting results from the Meeting were as follows:

Proposal 1. TCPC’s stockholders elected five directors to the Board of Directors of TCPC. Each of Eric J. Draut, Franklin R. Johnson, Peter E. Schwab, Howard M. Levkowitz, and Rajneesh Vig will serve until the 2016 Annual Meeting and until his successor is duly elected and qualifies or until his earlier resignation, removal from office, death or incapacity. The five directors were re-elected pursuant to the voting results set forth below:

Name	For	Withheld	Broker Non-Votes
Eric J. Draut	27,174,725.023	2,184,329	0
Franklin R. Johnson	27,156,166.023	2,202,888	0
Peter E. Schwab	28,524,041.023	835,013	0
Howard M. Levkowitz	28,474,827.023	884,227	0
Rajneesh Vig	27,482,494.023	1,876,560	0

Proposal 2. TCPC’s stockholders approved a proposal to authorize TCPC, with the approval of its Board of Directors, to sell or otherwise issue shares of its common stock (during the next 12 months) at a price or prices below TCPC’s then current net asset value per share in one or more offerings subject to certain limitations described in detail in TCPC’s definitive proxy statement as filed with the SEC on March 23, 2015 (including, without limitation, that the number of shares sold on any given date does not exceed 25% of TCPC’s then outstanding common stock immediately prior to such sale). The vote on the proposal, adjusted for 9,004,514 affiliated shares that voted on the proposal, was as follows:

For	Against	Abstained	Broker Non-Votes
17,258,540.023	2,866,565	229,435	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2015

TCP CAPITAL CORP.

By: /s/ Elizabeth Greenwood
Name: Elizabeth Greenwood
Title: Chief Compliance Officer

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